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                                                                   Exhibit 10.11

                              GATEWAY 2000,  INC.
                    DEFERRED COMPENSATION PLAN, AS AMENDED



1.   Purpose

     The name of this Plan is the Gateway 2000, Inc. Deferred Compensation Plan (the "Plan"). Its purpose is to provide certain key employees of Gateway 2000, Inc. and its subsidiaries (the "Company") the opportunity to defer any sign-on bonus, future payments under the Management Incentive Plan and/or base salary otherwise payable to them.

2.   Effective Date and Duration

     The Plan, upon adoption by the Compensation Committee of the Board of Directors (the "Committee") will be effective March 25, 1996. The Plan will remain in effect until it is terminated by the Committee.

3.   Eligibility

     Eligibility to participate in the Plan shall extend to employees who have been designated as eligible for awards under the Management Incentive Plan. A "Participant" in the Plan means an eligible employee who has elected to defer receipt or payment of all or a portion of any sign-on bonus, base salary and/or awards under the Management Incentive Plan under the terms of the Plan.

4.   Deferral Elections

     This deferral is effected by executing a Deferred Compensation Agreement ("Agreement"). The form of the Agreement will be established by the Committee. Each participant electing to participate will complete an Agreement and return it to Corporate Human Resources prior to the applicable date specified below. An election to defer, filed in accordance with this section, is binding and irrevocable except as specified below. New elections must be made each year. Election may be made as follows:

     a) Base Salary-- Prior to the beginning of each calendar year, a Participant may elect to defer payment of 10 percent or more of their salary to be paid for that year or any portion of that year to a date or dates specified by the Participant in the Agreement, provided that the deferral period is not less than 24 months.
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     b)   Prior to the beginning of the Management Incentive
          Plan fiscal year a Participant may elect to defer 25% or more in equal 5% increments up to and including 100% of the amount to be paid to the individual pursuant to such Plan for such year to a date or dates specified by the Participant in the Agreement, provided that the payment(s) does not commence during the tax year in which it is earned.

     c) Prior to receipt of any sign-on bonus, a participant may elect to defer 25% or more in equal 5% increments up to and including 100% of the amount to be paid to the individual.

5.   Modifying a Deferral Election

     A Participant may modify their deferral election for base salary with respect to the following calendar year and for an Award under the Management Incentive Plan with respect to the following fiscal year. This is done by notifying Corporate Human Resources in writing prior to the beginning of the calendar or fiscal year in which the Participant wishes to make a change. No change may be made to an election which has been filed for a calendar year or fiscal year once that calendar year or fiscal year has begun.

6.   Deferred Compensation Accounts

     The Company will establish and maintain a separate deferred compensation account ("Account") for each Participant. On the first business day of each calendar year and on the date of final payment from the Account, the Company will credit the Account with interest on the outstanding account balance (principal and interest to date). The annual rate of interest will be established by the Committee prior to the election period. The Committee may establish additional investment options for Participant Accounts.

7.   Payment of Deferred Compensation

     A Participant may elect to receive the payment(s) of deferred compensation only in cash in annual installments as elected on the Deferred Compensation Agreement or in a lump sum.

8.   Termination of Employment

     a) Retirement -- In the event that a Participant retires before all deferred compensation is paid from the Account, the Account balance shall continue to be maintained by the Company for the benefit of the Participant and paid in accordance with the Agreement.

     b) Other Termination -- In the event a Participant dies or leaves the Company for any other reason, the full Account balance will be paid within 90 days of the date of death or termination. In the event of death, payment will be made to the designated beneficiary (or beneficiaries) or the Participant's estate. In the event of termination due to total disability, payment will be made to the Participant or the Participant's legal representative. Interest shall be credited through the date of termination at the rate applicable at that time. Total disability is defined as any condition that would qualify a participant to receive benefits

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          from the Company's Long Term Disability Plan.

9.   Benefit Plans

     The amount of a Participant's base salary and/or award under the Management Incentive Plan which is deferred under the Plan shall be deemed to be compensation for purposes of calculating benefits under any other plan(s) of the Company, such compensation prior to deferral is deemed eligible in such other plan(s).

10.  Financial Hardship

     Notwithstanding the time and frequency of the date of payment of deferred compensation designated in the Agreement or in paragraph 6 thereof, the Committee may authorize, upon written application by the Participant, the acceleration of deferred payments (including a lump sum payment), provided that the requesting party can substantiate to the reasonable satisfaction of the Committee that the adherence to the Agreement would result in severe financial hardship to the Participant. A bonafide financial hardship must be the result of an unanticipated event. This accelerated payment shall not exceed the amount required to meet the financial need of the Participant.

11.  Early Withdrawal Penalty

     Notwithstanding the provisions of paragraph 10 and subject to a penalty equal to 10 percent of the amount withdrawn, a Participant may request the early distribution of all or any portion of the Account balance (amounts less than $5,000 will be paid out in full) at any time in the sole discretion of the Committee. This request must be made in writing to the Committee. The amount requested, less the 10 percent penalty and applicable tax withholding, will be distributed to the Participant within 30 days of Committee approval. Interest will be credited through the date the payment is made.

12.  Participant's Rights

     Establishment of or participation in the Plan in no way constitutes a contract or agreement of continued employment of the Participant by the Company for any fixed period of time or the right to receive any benefits not specifically provided in the Plan. All Deferred Compensation shall remain the sole property of the Company, subject to the claims of its general creditors and available for its use for whatever purposes are desired. With respect to amounts deferred or otherwise held for the account of a Participant, the Participant is a general creditor of the Company. The obligation of the Company thereunder is purely contractual and shall not be funded or secured in any way. The Company shall not segregate assets, create any security interest or encumber its assets in order to provide for the payment(s) of the balance(s). Notwithstanding the preceding sentence, the Company may in its sole discretion establish an irrevocable grantor trust, the assets of which shall not be subject to the claims of the Company's creditors in the event of the Company's bankruptcy or insolvency. If such a trust is established, benefits payable under the Plan shall be paid from this trust to the extent not otherwise paid from the Company's general assets.

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13.  Non-alienability and Non-transferability

     The rights of a Participant to the payment of deferred compensation as provided in the Plan shall not be assigned, transferred, pledged or encumbered or be the subject in any manner to alienation or anticipation. No Participant may borrow against the deferred Account.

14.  Administration

     The Compensation Committee of the Board of Directors is responsible for the Plan administration and is authorized to interpret the terms and provisions of the Plan and to adopt such rules and regulations for the administration of the Plan as it deems advisable. It may delegate routine administrative matters as appropriate. The decisions of the Committee are binding on all parties.

15.  General Provisions

     Except to the extent superseded by federal law, the laws of the State of South Dakota will be controlling in all matters relating to the Plan. To the extent required by the laws in effect at the time the compensation is earned or deferred compensation payments are made, the Company shall withhold from current compensation, or the deferred compensation payments, any taxes required to be withheld for federal, state or local government purposes.

16.  Amendment and Termination

     The Committee may, at any time or from time to time, amend, modify, or terminate the Plan, and pay Participants the balance in their Accounts in the event changes in regulations or control of the Company (as defined by the Committee) make continued deferrals undesirable. However, no amendment, modification or termination of the Plan will, without the consent of a Participant, adversely affect the Participant's rights with respect to amounts then accrued in the Account.